                                                                      EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                              THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                                   JUNE 30,              JUNE 30,
                                                                             --------------------  --------------------
                                                                               1997       1996       1997       1996
                                                                             ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net income.................................................................  $   2,212  $   2,934  $   4,315  $   4,856
Weighted average common shares (1, 2, 3)...................................      3,817      3,945      3,821      3,945
Net income per common share(3).............................................  $    0.58  $    0.74  $    1.13  $    1.23

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(1) Outstanding common stock equivalents (stock options) did not have a significant dilutive effect on the per share data for any of the periods presented.

(2) Net of treasury stock.

(3) The 1996 amounts were adjusted for the three-for-two stock split completed in December 1996. See note 2.

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